EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made by and between Republic Bank (the “Bank”), a wholly owned subsidiary of Republic First Bancorp, Inc. (the “Company”), and __________________ (“Employee”).
WITNESSETH:
WHEREAS, the Bank seeks to employ the Employee and Employee is willing to be employed by the Bank on the terms herein stated.
NOW, THEREFORE, in consideration of their mutual promises set forth below and intending to be legally bound hereby, the parties agree as follows:
1.      Employment.  The Bank hereby employs the Employee as __________________________ of the Bank.  Employee agrees and accepts such position, subject to the general supervision, advice and direction of the Chief Executive Officer, or his designee, of the Bank and further subject to the terms and conditions of this Agreement.

2.      Employment Date.  This Agreement shall be effective as of ___________ (“Effective Date”) and continue until terminated as provided for in Paragraph 5 below.

3.      Duties.  Employee shall perform such duties customarily performed by an employee in a similar position, and such additional duties as may be assigned from time to time by the Chief Executive Officer, or his designee, of the Bank.  Employee agrees to devote his full business time and to perform faithfully and efficiently the responsibilities assigned to him hereunder except Employee may represent the Bank and actively participate in social, professional associations, seminars, civic, charitable and trade organizations to the extent that such participation is deemed beneficial to the Bank or to the extent such participation does not conflict with Employee’s obligations to the Bank or interfere with Employee’s responsibilities under this Agreement.  Employee will not engage in any outside business activity, including, but not limited to, any activity as a consultant, agent, partner or officer or provide services of any nature directly or indirectly to a corporation or other business enterprise without the prior written consent of the Bank.

4.      Compensation.
(a)           Regular Compensation.  For all services rendered by the Employee under this Agreement, the Bank shall pay the Employee in accordance with the normal payment practices of the Bank an annual base salary of _______________ (the “Base Salary”).  The Base Salary may be increased, but not decreased, at the sole discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”), which determination shall be made taking into account objective financial criteria as determined by the Compensation Committee.
(b)           Stock and Other Compensation Plans.  The Employee shall be eligible to participate in any stock purchase, stock grant, stock option, retirement, savings, or other compensation plans presently or hereafter maintained by the Company or the Bank for its senior executives.  Except as set forth in this subsection, eligibility in no way guarantees the Employee’s receipt of any stock grant, stock option or other compensation pursuant to such plans.  Employee participation in such plans shall be in the sole discretion of the Compensation Committee, based on criteria established for this purpose from year to year.  All options granted to the Employee shall be at a purchase price per share equal to the fair market value of a share as of the date of grant, which options shall be vested in accordance with Company policies, but subject in all regards to the availability of shares under the terms of the 2014 Equity Incentive Plan (“Stock Plan”) and to such terms and conditions as are applicable under the Stock Plan.  In addition, and in light of the Employee’s having attained what the Compensation Committee believes to be a reasonable retirement age, all equity-based awards currently held by the Employee shall be fully vested in accordance with the Company’s policies.
(c)           Annual Bonuses.  The Employee shall also be able to earn an annual bonus based on criteria established for that purpose from year to year by the Compensation Committee, which criteria may, by way of illustration only, include, for the Company, net income, stock price, new programs, etc. or, as to the Bank, net income, core deposits, loan growth, income from loan programs, and such other criteria as shall be set by the Compensation Committee.
(d)           Payment of Bonuses.  All bonuses provided for under Section 4(c) shall be in accordance with the Bank’s policies and practices.
(e)           Health, Disability and Retirement.  The Bank shall maintain such medical and disability insurance coverage and such retirement plan or plans for the Employee and his  dependents as it maintains for other senior the Employees.  The Employee shall be entitled to 30 days paid time off.
(f)            Travel Expenses.  During the term of this Agreement, the Employee shall be reimbursed for normal and reasonable travel expenses incurred on behalf of the Bank.
(g)           Entertainment Expenses.  The Employee will be reimbursed for all reasonable expenses incurred by the Employee in fulfillment of his duties on behalf of the Bank.
(h)           Other Benefits.  Employee will be entitled to a parking space provided by the Bank in the garage at Two Liberty Place.
(i)            Approvals.  All expenses incurred by the Employee under subparagraphs (f) and (g) hereof shall be approved by the Chief Financial Officer of the Company or his designee provided appropriate documentation of such expenses, consistent with the Company’s reimbursement policies, has been provided in connection with any request for reimbursement.

5.          Term; Termination.
(a)           Unless earlier terminated in accordance with the provisions of this Section 5, the Employee’s employment under this Agreement shall be for a one-year period commencing on the date first set forth above; provided, however, in the event neither party shall have given written notice that they desire to terminate the Agreement at least six (6) months prior to the termination date, the Agreement shall automatically continue annually thereafter.  In the event the Company provides notice of its desire not to renew the Agreement pursuant to this Section 5(a), the termination of the Employee’s employment shall be treated as a termination of employment by the Bank without Good Reason.
(b)           The Employee may terminate this Agreement upon six (6) months written notice to the Bank.
(c)           This Agreement shall automatically terminate upon the death of the Employee without any additional payments of salary or other benefits to the Employee except as may be required by law and as set forth in this Agreement.
(d)           This Agreement shall automatically terminate upon the Employee’s Disability, as hereinafter defined.
(e)           The Bank may terminate the Employee immediately for “Cause” as hereinafter defined.
(f)            Employee may terminate this Agreement for Good Reason, as hereinafter defined.

(g)           Definitions.  For purposes of this Agreement, the following definitions apply:
(1)           “Cause” means (a) a material failure or refusal to follow reasonable and lawful directives of the Board, the Chief Executive Officer, or his designee, or Employee’s immediate supervisor; (b) behavior that has a material adverse impact on the Company or the Bank; (c) the material breach of any fiduciary duty owed to, or any agreement with or written policy of, the Company or the Bank; (d) the commission of any act of gross negligence or willful misconduct in the course of employment; (e) indictment or conviction or plea of guilty or nolo contendere of a crime involving moral turpitude or dishonesty; (f) alcohol or controlled substance abuse; or (g) any requirement, request or recommendation of a regulator to the Bank to terminate the Employee or reduce the Employee’s duties, if such requirement, request or recommendation arises in connection with actions or conduct of Employee or an individual supervised by Employee.
(2)           “Change of Control” means the occurrence of any of the following in one transaction or a series of related transactions: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming a “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the Company’s then outstanding securities; (b) a consolidation, share exchange, reorganization or merger of the Company resulting in the stockholders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event; or (c) the sale or other disposition of all or substantially all the assets of the Company, other than in connection with a bankruptcy proceeding.  The foregoing notwithstanding, a transaction (or a series of related transactions) will not constitute a Change in Control if such transaction results in the Company, any successor to the Company, or any successor to the Company’s business, being controlled, directly or indirectly, by the same person(s) who controlled the Company, directly or indirectly, immediately before such transaction(s).
(3)           “Competing Business” means any business or activity engaged in by any federally or state chartered bank, savings bank, savings and loan association, trust company and/or credit union, including, without limitation, the taking and accepting of deposits, the provision of trust services, the making of loans and/or the extension of credit, brokering loans, the provision of insurance and investment services and the sale of similar financial products.
(4)           “Confidential Information” means any and all information regarding the organization, business or finances of the Bank or any of its affiliates, including, but not limited to, any and all business plans and strategies, financial information, marketing plans and information, cost information, customer information, personnel data, pricing information, concepts and ideas, information respecting existing and proposed investments and acquisitions, and information regarding customers and suppliers.  The term “Confidential Information” does not include information that is publicly available.
(5)           “Disability” means a condition entitling Employee to benefits under the Bank’s long term disability plan, policy or arrangement.  For avoidance of doubt, a termination of Employee’s employment due to a Disability will not be deemed a termination by the Bank “without Cause.”
(6)            “Good Reason” means any of the following: (a) a material, adverse change in Employee’s title, authority or duties (including the assignment of duties materially inconsistent with Employee’s position); (b) relocation of Employee’s principal worksite outside of the Philadelphia Metropolitan Statistical Area; or (c) a material breach by the Bank of this Agreement.  However, none of the foregoing events or conditions will constitute Good Reason unless: (x) Employee provides the Bank with written objection to the event or condition within 30 days following the occurrence thereof, (y) the Bank does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and (z) Employee resigns his employment within 30 days following the expiration of that cure period.

6.          Termination.  In the event of the termination of the Employee’s employment, excluding a Change of Control, or failure of the Bank to continue the Employee’s employment at the termination of this Agreement or any subsequent employment agreement (a “Termination Event”), but excluding the Employee’s death, Disability, resignation by the Employee without Good Reason or termination of the Employee for Cause, as consideration for the Employee’s services to the Bank prior to the Employee’s termination, the Bank shall pay to the Employee a sum equal to two times the amount of the Employee’s annual Base Salary in effect immediately prior to his termination.  The total compensation set forth in this Section 6 shall hereinafter be referred to as “Severance Payment”.  In the event Employee’s employment is terminated upon a Change of Control or in contemplation of a Change of Control, unless Employee is offered a comparable position, in the Philadelphia metropolitan area, for a period of at least twenty-four months after the Change of Control in the surviving company with compensation substantially similar to or greater than Employee’s compensation with the Bank immediately prior to the Change of Control, Employee shall be entitled to Severance Payment by the Bank.  Severance Payment shall be paid within thirty (30) days of occurrence of the Termination Event or Change of Control.

7.      Return of Corporate Property.  Upon any cessation of his employment with the Bank, Employee shall deliver all property (including keys, records, notes, data, memoranda and equipment) that is in Employee’s possession or under Employee’s control, which is the Bank’s property or related to the Bank’s business.

8.      Confidentiality.  Employee acknowledges and agrees that his employment by the Bank will afford him an opportunity to acquire Confidential Information.  Employee will not use Confidential Information for the benefit of anyone other than the Bank and its affiliates or disclose any Confidential Information for any purpose whatsoever except as directed or authorized by the Bank.  Employee will not remove any materials containing Confidential Information from the premises of the Bank or its affiliates, in either original or duplicate form, except as necessary for the performance of services hereunder.  Upon any cessation of his employment, Employee will immediately surrender to the Bank all materials in his possession, custody or control that contain Confidential Information.

9.      Non-Solicitation.  Employee agrees that during his  employment and for a period of 12 months following any cessation of that employment (regardless of the reason for that cessation and whether that cessation was initiated by Employee or the Bank), Employee will not, directly or indirectly, without the written consent of the Bank:
(a)           solicit any current or prospective customer on behalf of any Competing Business or direct any current or prospective customer to another person for goods or services that the Company, the Bank or their affiliates provide;
(b)           encourage any person (including, without limitation, any customer, supplier, consultant, partner, vendor or agent) to modify or terminate any agreement, relationship or course of dealing with the Company, the Bank or their affiliates; or
(c)           employ or retain (or facilitate the employment or retention by another person) of any person who has performed personal services for the Company, the Bank or their affiliates.

10.      Non-Competition.  Employee agrees that during his employment and for a period of 12 months following any cessation of that employment (regardless of the reason for that cessation and whether that cessation was initiated by Employee or the Bank, but excluding termination due to a Change of Control as hereinbefore defined), Employee shall not, directly or indirectly, engage or participate in any Competing Business anywhere in the Philadelphia Metropolitan Statistical Area or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person or entity engaged in a Competing Business, unless such engagement or participation is expressly authorized in writing by the Bank; provided, that the foregoing shall not prevent the Employee’s passive ownership of two-percent (2%) or less of the equity securities of any publicly traded company.

11.      Enforcement.
(a)           Specific Enforcement. Employee acknowledges that any breach, willfully or otherwise, of Sections 7, 8 or 9 of this Agreement (the “Restrictive Covenants”) will cause continuing and irreparable injury to the Bank for which monetary damages would not be an adequate remedy.  Employee will not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists.  In the event of any breach by Employee of the Restrictive Covenants, the Bank will be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement will not in any way limit remedies of law or in equity otherwise available to the Bank.
(b)           Judicial Modification.  If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court will have the power to modify such provision and, in its modified form, such provision will then be enforceable.
(c)           Accounting.  If Employee breaches any of the Restrictive Covenants, the Bank will have the right and remedy to require Employee to account for and pay over to the Bank all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as the result of such breach.  This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Bank under law or in equity.
(d)           Enforceability.  If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Bank to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants.
(e)           Disclosure of Restrictive Covenants.  Employee agrees to disclose the existence and terms of the Restrictive Covenants to any person for whom Employee performs services while the Restricted Covenants remain applicable.
(f)           Acknowledgements.  Employee acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Bank and its affiliates, that the duration and scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position Employee will hold within the Bank, and that the Bank would not enter into this Agreement or otherwise employ Employee unless Employee agrees to be bound by the Restrictive Covenants.

12.      Section 409A.
(a)           Payment Timing.  If a cessation of employment giving rise to payments described in Section 6 of this Agreement is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to those sections will instead be deferred without interest and will not be paid until the Employee experiences a Separation from Service.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Employee upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Employee’s Separation from Service (taking into account the preceding sentence) will be deferred without interest and paid to the Employee in a lump sum immediately following that six month period.  This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii)(or any successor provision) to any amount payable to Employee.  For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision), each payment in a series of payments will be deemed a separate payment.
(b)           Reimbursements and In-Kind Payments.  Notwithstanding any other policy, practice or agreement of the Bank, to the extent any expense, reimbursement or in-kind benefit provided to Employee constitutes a “deferral of compensation” within the meaning of Section 409A (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (ii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

13.      Notices.  All notices required or permitted by this Agreement shall be in writing and shall be deemed delivered when delivered in person or received by US Mail at the following addresses:
Bank – Republic First Bank
Two Liberty Place
50 S. 16th Street, Suite 2400
Philadelphia PA 19102
Attn: President; Chief Executive Officer

Employee –

14.      Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

15.      Waiver.  The failure of either party to enforce any provision of this Agreement shall be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

16.      Other Agreements.  Employee represents and warrants to the Bank that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or Employee’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by Employee of his duties under this Agreement.

17.      Successors and Assigns.  The Bank may assign this Agreement to any successor to substantially all its assets.  For avoidance of doubt, such an assignment will not be deemed a termination of Employee’s employment hereunder for purposes of Section 5(f).  The duties of Employee hereunder are personal to Employee and may not be assigned.

18.      Applicable Law.  This Agreement is to be construed pursuant to the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws.  Each of the parties irrevocably agree that any action or proceeding arising out of or in any way related to this Agreement or any relationship of the parties hereto shall be brought only in Philadelphia County, Commonwealth of Pennsylvania.  All parties to this Agreement waive any objection they may have or hereafter have to the venue of any such action or proceeding in such court or that such action was brought in an inconvenient court and agrees not to plead or claim the same.

19.      Withholding.  All payments due to Employee from the Bank or its affiliates will be subject to withholding for all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

20.      Legal Representation.  Each of the Bank and Employee have had the opportunity to be separately represented by counsel in connection with this Agreement and neither party have relied upon counsel for the other party in connection with any advice pertaining hereto.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and Employee has executed this Agreement, in each case on ____________, 2015.

BANK:

By:	__________________________

Title:	__________________________

EMPLOYEE: